June 22, 2022	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS MAY 2022 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for May 2022, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Despite flat equity markets, client assets increased over the preceding month driven by strong advisor retention and recruiting across our multiple affiliation options,” said Chair and CEO Paul Reilly. “Investment banking and brokerage revenues declined in May largely due to macroeconomic uncertainties. The M&A pipeline is healthy, although the timing of closings remains difficult to predict.”

Selected Key Metrics

	As of			% change from
$ in billions	May 31, 2022	May 31, 2021	April 30, 2022	May 31, 2021	April 30, 2022
Client assets under administration	$1,190.0	$1,146.1	$1,183.9	4%	1%
Private Client Group assets under administration	$1,131.8	$1,085.9	$1,126.0	4%	1%
Private Client Group assets in fee-based accounts	$643.6	$603.0	$638.3	7%	1%
Financial assets under management (1)	$183.3	$187.5	$181.9	(2)%	1%

Raymond James Bank loans, net (1)	$29.2	$23.7	$28.5	23%	2%

Clients’ domestic cash sweep balances	$76.1	$62.2	$73.9	22%	3%
(1) These metrics do not reflect the impact of our acquisition of TriState Capital Holdings, Inc., which closed on June 1, 2022.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.19 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.